SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

/x/  Filed by the Registrant
/ /  Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Materials Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                          BIO-TECHNOLOGY GENERAL CORP.
- ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          BIO-TECHNOLOGY GENERAL CORP.
- ------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          --------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------

     (3)  Filing Party:

          --------------------------------------------------------------

     (4)  Date Filed:

          --------------------------------------------------------------

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (908) 632-8800

                                                                  May 5, 1995

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 a.m., on Wednesday, June 14, 1995, at The University Club, 1 West 54th Street, New York, New York.

     This year, you are being asked only to elect ten directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                                     Very truly yours,

                                                     SIM FASS
                                                     President and
                                                     Chief Executive Officer

                          BIO-TECHNOLOGY GENERAL CORP.

                      ------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      ------------------------------------


                                                    New York, New York
                                                    May 5, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of Bio-Technology General Corp. will be held on Wednesday, June 14, 1995, at 10:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

(1)  To elect ten directors to serve for the ensuing year; and

(2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 17, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                                    ROY L. GOLDMAN
                                                    Secretary

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 Wood Avenue South
                            Iselin, New Jersey 08830

                      ------------------------------------

                                PROXY STATEMENT

                      ------------------------------------

                              GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Bio-Technology General Corp. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 1995, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 5, 1995 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Revocability and Voting of Proxy

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the

Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

     Only stockholders of record at the close of business on April 17, 1995 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 17, 1995 there were 43,194,325 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. With respect to the proposal to elect directors, abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of February 1, 1995 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                       Amount and Nature of
                                     Beneficial Ownership of       Percentage of
Name of Beneficial Owner                   Common Stock             Common Stock
- ------------------------             -----------------------       -------------
Elliott Associates, L.P. ...........       4,450,764(1)                10.38%
  712 Fifth Avenue, 36th Floor
  New York, New York 10019

Momar Corporation ..................       2,650,390(2)                 6.18%
  160 Broadway
  New York, New York 10038

Grace Holdings, L.P. ...............       3,853,300(3)                 8.99%
  1000 W. Diversey
  Suite 233
  Chicago, Illinois 60614

Herbert J. Conrad ..................          13,707(4)(5)                *

Sim Fass ...........................         645,000(6)                 1.48%

Marian Gorecki .....................         307,500(7)                   *

Fred Holubow .......................         126,434(4)(8)                *

David Haselkorn ....................         327,500(9)                   *

Hoffer Kaback ......................          11,744(4)                   *

Nadim Kassem .......................          56,250(10)                  *

Charles MacDonald ..................               0(4)(11)               *

Moses Marx .........................       2,650,390(2)(4)(12)          6.18%

Matthew Pazaryna ...................          25,000(13)                  *

Stephen Simes ......................         367,287(4)(14)               *

David Tendler ......................           7,184(4)(15)               *

Virgil Thompson ....................           5,000(15)                  *

Dan Tolkowsky ......................         753,595(4)(16)             1.76%

Bradford T. Whitmore ...............       3,853,300(4)(17)             8.99%

All directors, nominees and
  executive officers
  as a group (16) persons)..........       9,144,891(12)(16)           20.62%
                                                    (17)(18)

- -------------

*    Represents less than one percent of the Company's Common Stock.

(1) Information included herein concerning the shares of Common Stock owned beneficially by Elliott Associates, L.P. was taken from an amended Schedule 13D that was filed with the Securities and Exchange Commission by Elliott Associates, L.P. on October 26, 1994.

(2) Includes 1,000,000 shares of Common Stock owned by Momar Corp., a Maryland corporation of which Mr. Marx, a director of the Company, is the President and sole director and 1,650,390 shares of Common Stock owned by United Equities (Commodities) Company, a partnership of which Mr. Marx owns a majority interest. Mr. Moses Marx, United Equities (Commodities) Company and Momar Corp. filed a joint Schedule 13D because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended. See note 12.

(3) Includes 1,530,614 shares of Common Stock held of record by Grace Brothers, Ltd. and 408,686 shares of Common Stock held of record by Grace Brothers International, Ltd. Both Grace Holdings, L.P. and Grace Brothers International, Ltd. are substantially wholly owned affiliates of Grace Brothers, Ltd. See note 16.

(4) Does not include 1,111 shares which were issued pursuant to the Company's Stock Compensation Plan for Outside Directors on March 31, 1995. See "Executive Compensation--Compensation of Directors."

(5) Includes 10,000 shares which may be acquired through the exercise of stock options. Does not include 10,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(6) Consists of shares which may be acquired through exercise of stock options. Does not include 322,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(7) Such information is as of March 7, 1995 and includes 249,500 shares which may be acquired through the exercise of stock options. Does not include 157,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(8) Includes 1,500 shares of Common Stock owned by a trust as to which Mr. Holubow is a trustee, which shares Mr. Holubow is deemed to beneficially own. Includes 5,000 shares which may be acquired through exercise of stock options. Does not include 15,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(9) Consists of 327,500 shares which may be acquired through the exercise of stock options. Does not include 192,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995. Dr. Haselkorn is not standing for reelection as a director.

(10) Includes 53,250 shares which may be acquired through the exercise of stock options. Does not include 128,750 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(11) Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(12) Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(13) Consists of shares which may be acquired through the exercise of stock options. Does not include 105,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(14) Such information is as of February 23, 1995 and includes 116,500 shares which may be acquired through the exercise of stock options. Does not include 135,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995. Mr. Simes is not standing for reelection as a director.

(15) Includes 5,000 shares which may be acquired through the exercise of stock options. Does not include 15,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(16) Includes 712,714 shares of Common Stock beneficially owned by Athena Venture Partners L.P. ("Athena"). Mr. Tolkowsky may be deemed the beneficial owner of such 712,714 shares by virtue of his being a general partner of the general partner of Athena. Mr. Tolkowsky disclaims beneficial ownership of all such shares except to the extent of his general partner interest in Athena. The shares of Common Stock earned by Mr. Tolkowsky under the Stock Compensation Plan for Outside Directors were either issued directly or transferred to Athena in accordance with Athena's partnership agreement.

(17) Includes 1,914,000 shares of Common Stock held of record by Grace Holdings, L.P., 1,530,614 shares of Common Stock held of record by Grace Brothers, Ltd. and 408,686 shares of Common Stock held of record by Grace Brothers International, Ltd. Both Grace Holdings, L.P. and Grace Brothers International, Ltd. are substantially wholly owned affiliates of Grace Brothers, Ltd. Mr. Bradford T. Whitmore may be deemed the beneficial owner of the 3,853,000 shares owned by such entities due to the fact that he is a general partner of Grace Brothers, Ltd. and the sole shareholder of a general partner of Grace Holdings, L.P. Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995.

(18) Includes 1,464,750 shares which may be acquired through exercise of stock options. Does not include 1,276,250 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of February 1, 1995 and an aggregate of 9,999 shares issued on March 31, 1995 pursuant to the Company's Stock Compensation Plan for Outside Directors.

                       PROPOSAL -- ELECTION OF DIRECTORS

     Ten directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                      Year First               Principal Occupation
Nominee                                Age          Became Director          During the Past Five Years
- -------                                ---          ---------------          ---------------------------
Herbert J. Conrad ............          62               1993             Retired; President of Roche
                                                                          Pharmaceuticals Division, Hoffmann-La
                                                                          Roche from December 1981 until
                                                                          September 1993. (1)

Sim Fass .....................          53               1983             President/CEO of the Company and
                                                                          President of Bio-Technology General
                                                                          (Israel) Ltd., the Company's wholly-owned
                                                                          subsidiary ("BTG Israel"), since May 1984;
                                                                          Treasurer of the Company since August
                                                                          1983; Chief Operating Officer of BTG
                                                                          Israel between August 1983 and May
                                                                          1987. (1)(3)

Fred Holubow .................          56               1994             Vice President of Pegasus Associates, Inc.
                                                                          since June 1982.  (4)(5)

Hoffer Kaback ................          45               1989             President of Gloucester Capital
                                                                          Corporation since 1980; General Partner
                                                                          of Bosworth Partners, an investment
                                                                          partnership, since 1986. (4)(6)

Charles MacDonald ............          37               1994             Portfolio Manager at Elliott Associates,
                                                                          L.P. since November 1987. (1)

Moses Marx ...................          59               1994             Partner of United Equities Company since
                                                                          June 1954 and partner of United Equities
                                                                          (Commodities) Company since January
                                                                          1972. (1)(2)

David Tendler ................          56               1994             Chairman of Tendler Beretz Associates
                                                                          Ltd. since January 1985; Co-Chairman
                                                                          and Chief Executive Officer of Phibro-
                                                                          Salomon, Inc. (now Salomon, Inc.) from
                                                                          May 1982 until October 1984. (1)(2)(4)


Virgil Thompson ..............          55               1994             President and Chief Executive Officer of
                                                                          CIBUS Pharmaceutical, Inc. since July
                                                                          1994.  President from August 1991 to
                                                                          August 1993 and Executive Vice President
                                                                          from March 1986 to August 1991 of
                                                                          Syntex Laboratories, Inc.(2)(4)

Dan Tolkowsky ................          74               1985             Partner at Adler & Tolkowsky
                                                                          Management Associates, the general
                                                                          partner of Athena Venture Partners L.P.,
                                                                          a venture capital partnership, since May
                                                                          1985; prior thereto, Vice Chairman and
                                                                          Managing Director of Discount Investment
                                                                          Corporation (Tel-Aviv); Chairman of the
                                                                          Executive Committee of BTG Israel from
                                                                          1983 through October 1989. (2)

Bradford T. Whitmore .........          37               1994             General Partner of Grace Brothers, Ltd.
                                                                          since January 1986. (1)
- ----------------------

(1)  Member of the Executive Committee of the Board of Directors.

(2) Member of the Compensation and Stock Option Committee of the Board of Directors.

(3) Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass serves as President and Chief Executive Officer of the Company. See "Executive Compensation--Employment Contracts."

(4)  Member of the Audit Committee of the Board of Directors.

(5) Pursuant to that certain Agreement and Plan of Merger, dated as of March 9, 1993, by and among the Company, BTG Acquisition Subsidiary, Inc. and Gynex Pharmaceuticals, Inc. (the "Merger Agreement"), the Company agreed that for the longer of (i) the 1994 and 1995 Annual Meeting of Stockholders of the Company and (ii) a group consisting of William Harris Investors, Inc., Irving B. Harris, the William B. Harris Revocable Trust, Marc A. Neuerman and Jerome Kahn, together with persons and entities associated with them, beneficially own at least five percent of the outstanding Common Stock, the Company would nominate as a nominee for director and solicit proxies for election as a director a person designated by Irving B. Harris and reasonably acceptable to the Company. Fred Holubow is Mr. Harris' designee.

(6) In connection with the Company's offer to exchange (a) $250 principal amount of the Company's Series A 7 1/2% Senior Secured Convertible Notes due January 15, 1995 and 200 shares of the Company's Common Stock for each $1,000 principal amount of its 7 1/2% Convertible Senior Subordinated Notes due April 15, 1997 and (b) $250 principal amount of the Company's Series B 11% Senior Secured Convertible Notes due October 15, 1998 and 200 shares of Common Stock for each $1,000 principal amount of its 11% Convertible Senior Subordinated Debentures due 2006, the Company reached an agreement with Elliott Associates, L.P., Grace Brothers, Ltd. and Wechsler & Krumholz, Inc. (the "Group") to appoint as a director a person designated by the Group and to nominate as a director and solicit proxies for the Group's nominee. The Company and the Group have terminated this agreement. Mr. Kaback was the representative designated by the Group to serve as a director of the Company.

     Mr. Conrad is a director of Bradley Pharmaceuticals, Inc., Gensia, Inc. and Dura Pharmaceuticals, Inc. Mr. Holubow is a director of Jefferson State Bank, Thermo Remediation Inc. and Unimed Pharmaceuticals, Inc. Mr. Kaback is a director of Lewis Galoob Toys, Inc. and Sunshine Mining and Refining Co. Mr. Simes, who is not standing for reelection as a director of the Company at the Annual Meeting of Stockholders, is a director of Unimed Pharmaceuticals, Inc. Mr. Tendler is a director of Ryan, Beck & Co. Mr. Tolkowsky is a director of Israel Discount Bank Ltd., IRT Corp. and several private companies. Mr. Whitmore is a director of Patten Corp.

     On December 6, 1994 the Board reestablished the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Herbert Conrad, Sim Fass, Charles MacDonald, Moses Marx, David Tendler and Bradford Whitmore are the current members of the Executive Committee. During 1994 the Executive Committee did not hold any meetings.

     In November 1989, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Fred Holubow, Hoffer Kaback, David Tendler and Virgil Thompson are the current members of the Audit Committee. During the fiscal year ended December 31, 1994, the Audit Committee consisted of Messrs. Fred Holubow, Christopher Illick (until his resignation as a director in December, 1994), Hoffer Kaback, David Tendler (commencing on June 2, 1994) and Virgil Thompson (commencing on June 2, 1994). During 1994 the Audit Committee held one meeting.

     In January 1990, the Board formed a Compensation Committee. In May 1990, the Board combined the Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee which was established to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Moses Marx, David Tendler, Virgil Thompson and Dan Tolkowsky are the current members of the Compensation and Stock Option Committee. During the fiscal year ended December 31, 1994, the Compensation and Stock Option Committee consisted of Messrs. David Blech (until he ceased to serve as a director on June 2, 1994), Herbert Conrad (until April 4, 1994), Christopher Illick (until his resignation as a director in December 1994), Moses Marx (commencing on April 4,
1994), David Tendler (commencing on June 2, 1994), Virgil Thompson (commencing on June 2, 1994) and Dan Tolkowsky. During the past year, this Committee acted by unanimous written consent in lieu of a meeting one time and held one meeting.

     During the fiscal year ended December 31, 1994, each person who was a director, officer or beneficial owner of more than 10 percent of the Company's equity securities filed on a timely basis all Forms 3 and 4 pursuant to Rule 16a-3(e) and any required Form 5 for the fiscal year ended December 31, 1994, except for Herbert Conrad, Marian Gorecki, Christopher Illick and Jane Pfeiffer (a director of the Company until her resignation in November 1994), each of whom filed one such form in an untimely manner, and Dan Tolkowsky, who filed two such forms in an untimely manner.

     During the fiscal year ended December 31, 1994, the Board of Directors held ten meetings and acted once by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the Board of Directors held when he was a Director and of all committees of the Board of Directors on which he served, with the exception of Herbert Conrad who attended seven of the ten meetings of the Board of Directors held during the fiscal year ended December 31, 1994.

Vote Required

     The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL -- ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

                  The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the President and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served, as well as one executive officer who was one of the four other most highly compensated executive officers but was not an executive officer at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE



                                                                                       Long Term         All Other
                                                  Annual Compensation                 Compensation     Compensation(1)
                                                ----------------------------          ------------     ---------------
Name and                            Fiscal
Principal Position                   Year        Salary ($)      Bonus($)(2)           Options(#)
- ------------------                 ------        ----------      -----------           ----------

Sim Fass (3) .................       1994         $264,583        $115,000              120,000           $4,620(4)
  President and Chief                1993         $243,039        $105,000              157,500
  Executive Officer                  1992         $214,583         $95,000              125,000

David Haselkorn (3) ..........       1994         $163,750         $60,000               80,000
  Senior Vice President and          1993         $149,267         $50,000              100,000
  Chief Operating Officer;           1992         $134,292         $40,000               50,000
  General Manager of
  BTG-Israel

Marian Gorecki (3) ...........       1994         $148,750         $40,000               70,000
  Senior Vice President-             1993         $134,267         $40,000               82,500
  Chief Technical Officer            1992         $117,209         $35,000(7)            30,000

Nadim Kassem (3)(8) ..........       1994         $178,750         $30,000               60,000           $4,620(4)
  Senior Vice President-             1993         $173,696         $15,000               25,000          $40,000(9)
  Chief Medical Officer              1992          $93,333                              100,000


Stephen Simes (5) ............       1994         $156,250          $35,000              60,000           $4,620(4)
  Formerly Senior Vice               1993         $172,420          $30,000             100,000
  President                          1992         $138,301          $10,000              91,500(6)


Matthew Pazaryna (10) ........       1994         $155,833         $10,000               30,000           $4,620(4)
  Formerly Senior Vice               1993          $42,614                              100,000
  President-Finance

- --------------

(1) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year.

(2)  Bonuses paid during a fiscal year are for the prior fiscal year.

(3) Each of Drs. Fass, Haselkorn, Kassem and Gorecki is party to an employment agreement with the Company. See "-- Employment Contracts."

(4) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

 (5) Mr. Simes' salary and bonus for the fiscal years ended December 31, 1992 and 1993 include amounts paid to him by Gynex Pharmaceuticals, Inc., which was merged with and into a wholly-owned subsidiary of the Company in August 1993. The Merger Agreement provides that for the shorter of (i) the 1994 and 1995 Annual Meeting of Stockholders of the Company and (ii) Mr. Simes ceasing for any reason to be an employee of the Company, the Company will nominate Mr. Simes for election as a director. Mr. Simes ceased to be employed by the Company during October 1994.

 (6) Represents options to purchase Company Common Stock resulting from the conversion of options to purchase common stock of Gynex Pharmaceuticals, Inc. into options to purchase the Company's Common Stock resulting from the merger of Gynex Pharmaceuticals, Inc. with and into a wholly owned subsidiary of the Company on August 6, 1993.

 (7) Dr. Gorecki elected to defer the payment of this bonus until January 1993.

 (8) Dr. Kassem joined the Company in June 1992.

 (9) Pursuant to his employment agreement, the Company loaned Dr. Kassem $40,000 which was forgiven in full on June 1, 1993. See "--Employment Contracts."

(10) Mr. Pazaryna joined the Company in September 1993 and resigned from his position with the Company effective April 10, 1995.

     The following table sets forth information with respect to option grants in 1994 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                Potential
                                                                                                            Realized Value at
                                                                                                              Assumed Annual
                            Number of        % of Total                                                       Rates of Stock
                           Securities          Options      Exercise        Market                           Price Appreciation
                           underlying        Granted to        or          Price on                          for Option Term(3)
                            Options         Employees in     Base Price    Date of       Expiration       ------------------------
Name                     Granted (#)(1)    Fiscal Year(2)     ($/sh)        Grant           Date            5% ($)        10% ($)
- ----                     -------------     --------------    ----------    --------      ----------       --------       ---------
Sim Fass .............      120,000            26.67%        $3.00           $3.00         6/2/04          $226,402      $573,747
David Haselkorn ......       80,000            17.78%        $3.00           $3.00         6/2/04          $150,935      $382,498
Marian Gorecki .......       70,000            15.56%        $3.00           $3.00         6/2/04          $132,068      $334,686
Nadim Kassem .........       60,000            13.33%        $3.00           $3.00         6/2/04          $113,201      $286,874
Stephen Simes ........       60,000            13.33%        $3.00           $3.00         6/2/04          $113,201      $286,874
Matthew Pazaryna .....       30,000             6.67%        $3.00           $3.00         6/2/04           $56,600      $143,436

- ---------------------

(1) Options vest ratably over four years on the anniversary date of the grant unless otherwise indicated; however, options granted under the Company's 1992 Stock Option Plan and certain other options become immediately exercisable upon a change in control of the Company. See " -- Employment Agreements."

(2) Based upon options to purchase 450,000 shares granted to all employees in 1994.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10 year option term of the $3.00 stock price on the date of grant would result in a stock price of $4.89. The 10% rate of appreciation over the 10 year option term of the $3.00 stock price on the date of grant would result in a stock price of $7.78. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information with respect to (i) stock options exercised in 1994 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at December 31, 1994.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                     Number of Unexercised            Value of Unexercised,
                                                                         Options Held at            In-the-Money Options at
                                      Shares                           Fiscal Year End (#)           Fiscal Year End ($)(1)
                                   Acquired on       Value        ----------------------------    ----------------------------
Name                               Exercise (#)    Realized ($)   Exercisable    Unexercisable    Exercisable    Unexercisable
- ----                               ------------    ------------   -----------    -------------    -----------    -------------
Sim Fass                               --              --            645,000        322,500        306,950.00         0.00
David Haselkorn                        --              --            327,500        192,500         98,662.50         0.00
Nadim Kassem                           --              --             56,250        128,750              0.00         0.00
Marian Gorecki(2)                      --              --            254,500        157,500         26,858.12         0.00
Stephen Simes(3)                       --              --            313,508        135,000        387,366.98         0.00
Matthew Pazaryna                       --              --             25,000        105,000              0.00         0.00

- ---------------

(1) Based on a closing stock price of the Company's Common Stock on December 30, 1994 of $2.15625.

(2) On March 7, 1995 Marian Gorecki exercised options to acquire 5,000 shares of the Company's Common Stock at a price of $1.06 per share. The closing price of the Company's Common Stock on the date of exercise was $2.375.

(3) On February 23, 1995 Stephen Simes exercised options to acquire 197,008 shares of the Company's Common Stock at a price of $0.19 per share. The closing price of the Company's Common Stock on the date of exercise was $2.375.

Employment Contracts

     The Company and Sim Fass entered into an employment agreement dated as of January 1, 1990 (the "Fass Agreement") pursuant to which Dr. Fass has served as President and Chief Executive Officer of the Company. At January 1, 1994, the Fass Agreement was automatically renewed for another two year period, and will automatically be renewed for successive two year periods thereafter unless either party gives the other notice of non-renewal. The Fass Agreement also provides that the Company will nominate Dr. Fass for election as a director during all periods when he serves as President and Chief Executive Officer of the Company. For his services, Dr. Fass is currently entitled to an annual salary of $275,000, subject to adjustment at each Annual Meeting of the Company's Board (which adjustment shall be a minimum of a six percent annual increase) and to bonuses to be determined at the discretion of the Company's Board. In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Fass Agreement at any time within two years following a "Change of Control of the Company," the Company shall pay Dr. Fass, for a period equal to the longer of (1) the remaining term of the Fass Agreement or (2) one year (such period being hereinafter referred to as the "Fass Severance Period") a monthly payment equal to $20,000, which amount shall be in lieu of any and all other payments due and owing to Dr. Fass under the terms of the Fass Agreement. During the Fass

Severance Period, the Company shall continue to provide Dr. Fass with health, life and disability insurance. In the event the Company elects not to renew the Fass Agreement other than within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Fass a severance payment equal to the sum of one month's salary plus 1/12 of his most recently declared bonus for each year Dr. Fass has been employed by the Company.

     Pursuant to the Fass Agreement, all options granted or to be granted to Dr. Fass under any Company stock option plan shall become immediately exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse if (i) Dr. Fass' employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Fass Agreement), (ii) Dr. Fass dies or is disabled (as defined in the Fass Agreement) while employed by the Company, (iii) Dr. Fass is not nominated by the Company for re-election to the Company's Board, other than for justifiable cause, (iv) there shall occur a material reduction in Dr. Fass' duties, other than for justifiable cause, or (v) any event constituting a Change in Control of the Company shall occur while Dr. Fass is employed by the Company.

     For purposes of the Fass Agreement, the Haselkorn Agreement (as described below) and the Gorecki Agreement (as described below), a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company and David Haselkorn entered into an employment agreement dated as of September 5, 1990 (the "Haselkorn Agreement") pursuant to which Dr. Haselkorn has served as Senior Vice President and Chief Operating Officer of the Company and

     General Manager of BTG-Israel. At September 5, 1994, the Haselkorn Agreement was automatically renewed for an additional two year period, and will automatically be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Haselkorn is currently entitled to an annual salary of $170,000, subject to adjustment at each Annual Meeting of the Company's Board (which adjustment shall be a minimum of a six percent annual increase) and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Haselkorn's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Haselkorn Agreement at any time within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Haselkorn an amount equal to the greater of (i) one year's salary plus Dr. Haselkorn's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Haselkorn's most recently declared bonus multiplied by the number of years Dr. Haselkorn has been employed by the Company.

     BTG-Israel and Marian Gorecki entered into an employment agreement dated as of September 5, 1990 (the "Gorecki Agreement") pursuant to which Dr. Gorecki has served as Vice President and Chief Technical Officer of BTG-Israel. At September 5, 1994, the Gorecki Agreement was automatically renewed for an additional two year period, and the Gorecki Agreement provides that it automatically will be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Gorecki is currently entitled to an annual salary of $155,000, subject to adjustment at each Annual Meeting of the Company's Board (which adjustment shall be a minimum of a six percent annual increase) and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Gorecki's employment is terminated by BTG-Israel at any time for any reason other than justifiable cause, disability or death, or BTG-Israel shall fail to renew the Gorecki Agreement at any time within two years following a "Change in Control of the Company," BTG-Israel is obligated to pay Dr. Gorecki an amount equal to the greater of (i) one year's salary plus Dr. Gorecki's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Gorecki's most recently declared bonus multiplied by the number of years Dr. Gorecki has been employed by BTG-Israel.

     The Company and Nadim Y. Kassem, M.D. entered into an employment agreement dated as of June 1, 1992 (the "Kassem Agreement") pursuant to which Dr. Kassem has served as Senior Vice President--Chief Medical Officer of the Company. At June 1, 1994, the Kassem Agreement was automatically renewed for an additional two year period, and will be automatically renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Kassem is currently entitled to an annual salary of $185,000, subject to adjustment at each Annual Meeting of the Company's Board (which adjustment shall be a minimum of a six percent annual increase) and to bonuses to be determined at the discretion of the Company's Board. In the event Dr. Kassem's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Kassem Agreement, the Company is obligated to pay Dr. Kassem, for a period equal to the longer of (1) the remaining term of the Kassem Agreement or
(2) one year (such period being hereinafter referred to as the "Kassem Severance Period") a bi-monthly payment equal to 1/24th of his annual salary, which amount shall be in lieu of any and all other payments due and owing to Dr. Kassem under the terms of the Kassem Agreement. During the Kassem Severance Period, the Company shall continue to provide Dr. Kassem with health, life and disability insurance until the earlier of (1) one year or (2) such time as Dr. Kassem becomes eligible to participate in another employer's health and disability insurance plan.

     In connection with the commencement of his employment with the Company, Dr. Kassem was granted options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.50 per share. On the date of grant of the option, the fair market value of the Company's Common Stock was $7.50. If (i) Dr. Kassem's employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Kassem Agreement) or (ii) Dr. Kassem dies or is disabled (as defined in the Kassem Agreement) while employed by the Company, these options shall become immediately exercisable.

     Pursuant to the Kassem Agreement, the Company loaned to Dr. Kassem $40,000. The Company agreed to forgive repayment of the loan (i) on June 1, 1993 if Dr. Kassem is then still an employee of the Company, (ii) if Dr. Kassem dies or is disabled (as defined in the Kassem Agreement) while employed by the Company or
(iii) if Dr. Kassem's employment with the Company is terminated for any reason that would not constitute "justifiable cause" (as defined in the Kassem Agreement). This loan was forgiven on June 1, 1993.

Indebtedness of Management

     Stephen M. Simes, a former Senior Vice President of the Company and a current director of the Company who is not standing for reelection at the Annual Meeting of Stockholders, borrowed an aggregate of $47,500 and $27,408 during 1986 and 1992, respectively, from Gynex to purchase shares of Gynex common stock (collectively the "Gynex Loan"). The 1986 loan bore interest at the rate of 6.74% per annum, and the 1992 loan bore interest at the rate of 4.64% per annum. Mr. Simes had agreed to repay the Gynex Loan, plus all accrued interest thereon, on the earliest to occur of (i) his sale of the shares of the Company's Common Stock received in the merger of Gynex with and into a wholly-owned subsidiary of the Company in respect of his Gynex common stock; (ii) his ceasing for any reason to be an employee of the Company; and (iii) August 9, 1995. In addition, in connection with the commencement of his employment with the Company, the Company loaned Mr. Simes $50,000 (the "Company Loan"). The Company Loan bore interest at the rate of 7% per annum and was due August 9, 1994. As of December 31, 1994, Mr. Simes was indebted to the Company in the principal amount of $144,752. During October 1994, Mr. Simes ceased his employment with the Company. Mr. Simes repaid all amounts owed to the Company under the Gynex Loan and the Company Loan in full on February 1, 1995 pursuant to an agreement with the

Company which forgave the payment of an aggregate of $14,210 of interest on the Company Loan and the Gynex Loan.

Compensation of Directors

     Directors of the Company do not receive any cash compensation for their services as directors, except that beginning January 1, 1995 non-employee members of the Executive Committee receive $1,000 per Executive Committee meeting attended. Upon becoming a director of the Company, non-employee directors receive a one time only grant of options to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's Stock Option Plan for Outside Directors. In addition, non-employee directors receive quarterly grants of shares of Common Stock pursuant to the Company's Stock Compensation Plan for Outside Directors. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board.

     Stock Option Plan For Outside Directors. Pursuant to the Company's Stock Option Plan for Outside Directors (the "Option Plan"), each person who is neither an officer nor employee of the Company or its subsidiaries and who is elected or appointed a director of the Company (the "New Director") automatically receives on the date of his initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's Common Stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the Option Plan) of the Company's Common Stock on the Grant Date.

     Options may be exercised as to 5,000 shares on the date which is six months and one day after the Grant Date and an additional 5,000 shares on each of the three successive anniversaries of the Grant Date. In the event that a New Director ceases to be a director of the Company, such person may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Company, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Company. However, in the event a "Change of Control of the Corporation" (as defined in the Option Plan) shall occur, all options granted under the Option Plan which are outstanding at the time a Change of Control of the Corporation occurs shall immediately become exercisable. Options granted under the Option Plan have a term of ten years from the Grant Date and are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Mr. Hoffer Kaback, who was elected a director of the Company on November 1, 1989, was granted an Option at a per share exercise price of $1.09, the Fair Market Value of the Company's Common Stock on January 29, 1990, the date of the adoption of the Option Plan by the Company's Board. Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. Fred Holubow, who was elected a director of the Company on April 6, 1994, was automatically granted on such date an Option at a per share exercise price of $4.1875. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994 were each automatically granted an Option at a per share exercise price of $2.9375. Mr. Charles MacDonald, who was elected as a director of the Company on October 24, 1994, was automatically granted an Option at a per share exercise price of $2.15625. Mr. Moses Marx and Mr. Bradford Whitmore, who were elected as directors of the Company on December 6, 1994, were each automatically granted an Option at a per share exercise price of $2.375.

     Stock Compensation Plan for Outside Directors. Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his election or appointment as an Outside Director, such number of shares of the Company's Common Stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's Common Stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he would have been awarded on such date for each complete month that he was an Outside Director in the fiscal quarter in which he ceased to be an Outside Director.

     The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's Common Stock awarded under the Compensation Plan until the termination of his services on the Company's Board or such other time as the Company's Board may determine. Virgil Thompson and the Company entered into a deferral agreement in June 1994 (the "Deferral Agreement") pursuant to which the issuance and delivery of the Company's Common Stock to be awarded to Mr. Thompson under the Compensation Plan has been deferred until after the date Mr. Thompson ceases to be a member of the Company's Board; provided, however, that any shares of the Company's Common Stock, the issuance of which was deferred, will be issued to Mr. Thompson at the time of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company's assets, as defined in the Code, except that in determining whether there is a change in effective control by reason of a stock acquisition, there must be an acquisition of stock possessing at least 40% (as opposed to the 20% requirement set forth in the Code), of the total voting power of the Company's Common Stock.

     During the 1994 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 571 shares of the Company's Common Stock on March 31, 1994, 952 shares of the Company's Common Stock on June 30, 1994, 1,025 shares of the Company's Common Stock on September 30, 1994 and 1,159 shares of the Company's Common Stock on December 31, 1994. On March 31, 1994, June 30, 1994, September 30, 1994 and December 31, 1994, the Fair Market Value of the Company's

Common Stock was $4.375, $2.625, $2.4375 and $2.15625, respectively. Each of Herbert Conrad, Hoffer Kaback and Dan Tolkowsky received an aggregate of 3,707 shares of the Company's Common Stock each under the Compensation Plan for their services as director during the 1994 fiscal year. Fred Holubow and David Tendler, who joined the Board on April 6, 1994 and June 2, 1994, respectively, received an aggregate of 2,184 shares each of the Company's Common Stock under the Compensation Plan for their services as a director during the 1994 fiscal year.

Compensation and Stock Option Committee Report to Stockholders

     The report of the Compensation and Stock Option Committee (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's stock option plans.

Compensation Philosophy

     The Company has been engaged in the research, development, manufacture and marketing of genetically engineered and other products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team -- many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute -- both short- and longer-term -- to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options. In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1994 and executive's contribution to such performance.

     Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

Base Salary

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biotechnology companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1993, which was the base year for determining the salary increases awarded in June 1994. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biotechnology industry compensation surveys. Each of the Company's executive officers have employment contracts which require a specified minimum salary increase.

Bonus

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

Stock Options

     The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants -- who have significant responsibility for the management, growth and future success of the Company -- with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

1994 Compensation to Chief Executive Officer

     In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options for fiscal year 1994 and for his future services, the Compensation Committee followed its compensation philosophy. The Compensation Committee noted that Dr. Fass is a party to an employment agreement with the Company which provides for minimum annual salary increases of 6%. Dr. Fass' annual salary was increased to $275,000 in June 1994, a 10% increase over the prior year, compared to an 11% increase in salary in August 1993 over the prior year. The Compensation Committee recommended this increase in salary over the prior year in recognition of Dr. Fass' achievements in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as integrating Gynex and its products into the Company. For the 1993 fiscal year, Dr. Fass received approximately 30% of his cash compensation in bonus, which bonus was paid in 1994. The Committee recommended the particular dollar amount of Dr. Fass' bonus in recognition of Dr. Fass' efforts in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as integrating Gynex and its products into the Company. In 1994, Dr. Fass was granted options to purchase 120,000 shares of the Company's Common Stock at an exercise price of $3.00, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over four years on the anniversary date of the date of grant. The Compensation Committee believes a grant of a stock option to purchase 120,000 shares of the Company's Common Stock is reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                                  Moses Marx*
                                 David Tendler*
                                Virgil Thompson*
                                 Dan Tolkowsky

*Appointed subsequent to the determination of 1994 compensation. Each of Herbert
 Conrad and Christopher Illick were members of the Compensation and Stock Option Committee at the time the 1994 Compensation was established and are not presently members of such committee.

Compensation Committee Interlocks and
Insider Participation in Compensation Decisions

     Messrs. David Blech (until he ceased to serve as a director of the Company on June 2, 1994), Herbert Conrad, Christopher Illick (until his resignation on December 6, 1994), David Tendler (since June 2, 1994), Virgil Thompson (since June 2, 1994) and Dan Tolkowsky were the members of the Compensation and Stock Option Committee during 1994. The Company paid D. Blech & Company, Incorporated ("DBC") $100,000 on April 22, 1994 to retain DBC as a non-exclusive financial advisor for a one year term beginning August 1, 1994 and ending July 31, 1995. David Blech, formerly a director of the Company, is the sole stockholder of DBC. The Company believes the terms of this arrangement with DBC were no less favorable than could have been obtained from a non-affiliated third party.

The Company's Performance

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the S&P 500 Index, (ii) an industry peer group index (the "1995 Peer Index") and (iii) the industry peer group index utilized in 1994 (the "1994 Peer Index"). The graph assumes (a) $100 was invested on December 29, 1989 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the 1995 Peer Index and the stocks comprising the 1994 Peer Index, and (b) the reinvestment of dividends. The 1995 Peer Index consists of Agouron Pharmaceuticals, Inc.; Alpha-Beta Technology, Inc.; Alteon Inc.; Amylin Pharmaceuticals, Inc.; Applied Immune Sciences, Inc.; Arris Pharmaceutical Corp.; Athena Neurosciences, Inc.; AutoImmune, Inc.; Cell Genesys, Inc.; CellPro, Inc.; Cytel Corp.; Cytogen Corp.; Genetic Therapy, Inc.; Gensia, Inc.; Genta Incorporated; ICOS Corp.; ImmuLogic Pharmaceutical Corp.; Immune Response, Inc.; Immunomedics, Inc.; Incyte Pharmaceuticals, Inc.; Interneuron Pharmaceuticals, Inc.; Isis Pharmaceuticals,

Inc.; Liposome Technology, Inc.; Matrix Pharmaceutical, Inc.; NeoRx Corp.; Neurogen Corp.; Regeneron Pharmaceuticals, Inc.; RIBI Immunochem Research, Inc.; Seragen, Inc.; Shaman Pharmaceuticals, Inc.; Somatogen, Inc.; U.S. Bioscience, Inc.; Univax Biologics, Inc.; Vical, Inc.; and Xoma Corporation. The 1994 Peer Index consists of Advanced Tissue Sciences, Inc.; Affymax N.V.; Amylin Pharmaceuticals, Inc.; Cell Genesys, Inc.; Cephalon, Inc.; COR Therapeutics, Inc.; Cortech, Inc.; Creative BioMolecules, Inc.; CytRx Corporation; Genetic Therapy, Inc.; Gilead Sciences, Inc.; ImmuLogic Pharmaceuticals Corp.; Immunomedics, Inc.; Ligand Pharmaceuticals, Inc. (Class A); Liposome Company, Inc.; Liposome Technology, Inc.; Magainin Pharmaceuticals Inc.; MedImmune, Inc.; MGI PHARMA, Inc.; SyStemix, Inc.; Vertex Pharmaceuticals Incorporated; and Vical, Inc. The 1995 Peer Index consists of those companies listed as Tier 2 companies by BioVenture Stock Report (January/ February 1995) which had a market capitalization at December 31, 1994 of between $50 million and $150 million; at that date, the Company had a market capitalization of $92.5 million according to the BioVenture Stock Report. The 1994 Peer Index consists of those companies listed as Tier 2 companies by BioVenture Stock Report (January/ February 1994) which had a market capitalization at December 31, 1993 of between $150 million and $250 million; at that date, the Company had a market capitalization of $194.3 million according to the BioVenture Stock Report. The Company changed the companies in the peer group index because of the change in the Company's market capitalization between December 31, 1993 and December 31, 1994.

                            STOCK PERFORMANCE GRAPH

                     BTG      S&P 500      1994 Peer Group      1995 Peer Group
                     ---      -------      ---------------      ---------------
12/29/89 ......      100        100              100                  100
12/31/90 ......      173         94              104                   95
12/31/91 ......      803        118              427                  278
12/31/92 ......      548        124              306                  177
12/31/93 ......      488        132              300                  159
12/30/94 ......      200        130              181                   79

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP have been the independent auditors for the Company since December 1990 and will serve in that capacity for the 1995 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1996 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 6, 1996 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Roy L. Goldman
                                          Secretary

Dated:  May 5, 1995

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: SIM FASS, PRESIDENT, 70 WOOD AVENUE SOUTH, ISELIN, NEW
JERSEY 08830

                          BIO-TECHNOLOGY GENERAL CORP.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 1995

     Herbert Conrad, Sim Fass, and Dan Tolkowsky, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on April 17, 1995, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Wednesday, June 14, 1995, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL -- ELECTION OF DIRECTORS

     Proposal - Election of Directors - Nominees are:

     Herbert Conrad, Sim Fass, Fred Holubow, Hoffer Kaback, Charles MacDonald, Moses Marx, David Tendler, Virgil Thompson, Dan Tolkowsky and Bradford Whitmore.

          [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

               ---------------------------------------------------------------

          [ ]  WITHHOLD AUTHORITY to vote for the listed nominees.

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Dated ____________________, 1995



                                             --------------------------------
                                             Signature


                                             --------------------------------
                                             Signature if held jointly

                                             The above-signed acknowledges
                                             receipt of the Notice of Annual
                                             Meeting of Stockholders and the
                                             Proxy Statement furnished
                                             therewith.

                                             PLEASE MARK, SIGN, DATE AND RETURN
                                             THIS PROXY CARD PROMPTLY USING THE
                                             ENCLOSED ENVELOPE.